BRITISH COLUMBIA

Number: BC0785724

CERTIFICATE
OF
INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that NORTHSTAR HEALTHCARE INC. was incorporated under the Business Corporations Act on March 16, 2007 at 02:13 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On March 16, 2007

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada